Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of July 16, 2015, by and between vTv Therapeutics LLC, a Delaware limited liability company (the “Company”), and Rudy Howard (the “Executive”), and for certain purposes specified herein, only, vTv Therapeutics Inc., a Delaware corporation (“vTv”).

WHEREAS, the Company desires to employ the Executive, and the Executive is willing to serve the Company for the period and upon such other terms and conditions of this Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.	Employment, Duties and Acceptance.

1.1              Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as the Chief Financial Officer of the Company, and to perform such other duties consistent with such position as may be assigned to the Executive by the Chief Executive Officer of the Company (the “CEO”) and the Board of Directors of the Company (the “Board”). During the Term, the Executive shall report solely to the CEO and the Board.

1.2              Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any Subsidiary or Affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of any Subsidiary or Affiliate, as the case may be. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except as may be expressly approved in advance by the Board in writing or unless set forth on Annex A hereto. The Executive shall be permitted to serve on the board of an entity that does not compete with the Company, subject to the advance approval by the Board and the Executive shall also be permitted to engage in charitable, community or personal investment activities; provided, that, such activities and investments do not conflict with or interfere with the Executive’s obligations under this Agreement and that such investments are in compliance with the Company’s policies and procedures.

1.3              Location. The duties to be performed by the Executive hereunder shall be performed primarily at the offices of the Company in North Carolina, subject to reasonable travel requirements on behalf of the Company.

2.	Term of Employment; Certain Post-Term Benefits.

2.1              The Term. This Agreement and the term of the Executive’s employment under this Agreement (the “Term”) shall become effective as of July 16, 2015 (the “Effective Date”) and will continue until December 31, 2018 (the “Termination Date”), subject to earlier termination pursuant to Section 4.

2.2              End-of-Term Provisions. Prior to the end of the Term, the Company and the Executive shall meet to discuss whether the Term should be extended. The Company shall have the right at any time, however, to give written notice of non-renewal of the Term. In the event of non-renewal of the Term by the Company and the Executive’s employment is terminated by the Company after the end of the Term, other than (i) for Cause (as defined below) or (ii) due to death or Disability (as defined below), then such termination shall be treated as a termination without Cause and the NC Restricted Period (as such term is defined in Section 8 of this Agreement) shall be reduced to a period of one year post termination of employment (the “Reduced NC Restricted Period”). During such Reduced NC Restricted Period, the Executive shall receive as severance pay, an amount equal to the greater of (A) 50% of the payments set forth in Sections 4.4(i) and 4.4 (ii) or (B) severance and benefits in accordance with Company policy as in effect at that time, in each case payable in installments in accordance with the Company’s normal payroll practices, subject to Executive’s signing and not revoking the release of claims as set forth in Section 4.6. If the Executive’s employment is terminated by the Company after the end of the Term (x) for Cause, the Executive will not be entitled to receive any severance or other benefits or (y) due to death or Disability, the Executive will receive severance and benefits in accordance with Company policy as in effect at that time. If the Company is willing to extend the Term and the Executive does not agree to extend the Term, then upon termination of employment at or after the end of the Term, the NC Restricted Period shall not be reduced and the Executive shall not be entitled to receive any severance benefits with respect to such termination of employment. For the avoidance of doubt, except for the potential reduction in the duration of the NC Restricted Period, this Section 2.2 does not otherwise modify the terms of Sections 6 through 12 of this Agreement (collectively, the “Restrictive Covenants”) and the Executive shall, notwithstanding the termination of his employment with the Company, continue to be bound by the obligations contained therein.

3.	Compensation; Benefits; Equity.

3.1              Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive a base salary, payable in accordance with the Company’s normal payroll practices, at the annual rate of not less than $325,000 less such deductions or amounts to be withheld as required by applicable law and regulations (the “Base Salary”). In the event that the Board, from time to time, increases the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement.

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3.2              Incentive Compensation.

3.2.1                    Annual Cash Bonus. Commencing with the 2015 fiscal year, the Executive shall be eligible to receive, to the extent earned based on the level of attainment of the applicable performance criteria, an annual cash performance bonus (a “Cash Bonus”) in respect of each fiscal year that ends during the Term (including, for the avoidance of doubt, 2015). Commencing with fiscal year 2016, the performance criteria for each such fiscal year shall be established by the compensation committee of the Board (the “Committee”) no later than 90 calendar days after the commencement of such fiscal year; provided, that, the Board (or a subset thereof) may act as the Committee (and all references to Committee in this Agreement may then apply to the Board and further provided that, upon and following the IPO (as defined in Section 3.2.3 of this Agreement), references to the Committee shall refer to the compensation committee of the board of directors of vTv). Executive’s Cash Bonus for each such fiscal year shall equal 40% of his Base Salary in effect at the time such performance criteria are established if target-level performance for such year (as determined by the Committee) is attained (the “Target Cash Bonus”), with greater or lesser amounts (including zero) paid for performance attainment above and below target-level performance attainment (such greater and lesser amounts to be determined by a formula established by the Committee for each year when it establishes the targets and performance criteria for such year). Subject to the Executive’s continued employment at the end of each applicable fiscal year, the amount earned in respect of any Cash Bonus shall be determined by the Committee after the end of the fiscal year for which such Cash Bonus is granted and shall be paid to the Executive on March 15th of the following calendar year. The Executive’s Cash Bonus for 2015 shall be pro-rated based on the number of days the Executive worked for the Company during 2015.

3.2.2                    Annual Equity Bonus. Commencing with fiscal year 2016, the Executive shall be eligible to receive, to the extent earned based on the level of attainment of the applicable performance criteria (which shall be established by the Committee in accordance with Section 3.2.1 of this Agreement), an annual equity performance bonus (an “Equity Bonus”) in respect of each fiscal year that ends during the Term. Executive’s Equity Bonus for each such fiscal year shall have a target value equal to the grant date fair market value of $450,000 in Class A common stock, par value $0.01 per share of vTv (such stock, the “Common Stock,” and such bonus, the “Target Equity Bonus”), with greater or lesser amounts (including zero) paid for performance attainment above and below target-level performance attainment. The target value and type of award shall be determined by the Committee in its sole discretion; provided, that, if the Equity Bonus is granted in the form of an option to acquire Common Stock, the target value shall be calculated using a Black-Scholes option pricing model. Subject to the Executive’s continued employment through the date of grant, the amount earned in respect of any Equity Bonus shall be determined by the Committee after the end of the fiscal year for which such Equity Bonus is granted and shall be granted to the Executive on or prior to March 15 of such following year. Notwithstanding anything in this Agreement, the Committee may, in its sole discretion, provide for payment of the Equity Bonus in cash as opposed to equity or equity-based compensation, subject to similar vesting conditions. With respect to the IPO Grant (defined below) and each Equity Bonus, (i) with respect to the portion of such IPO Grant and Equity Bonus that consists of options to purchase Common Stock, the exercise price per share of Common Stock subject thereto will equal the fair market value of one share of Common Stock on the date of grant, as determined by the Committee in its sole discretion, subject to applicable law and the terms of the vTv 2015 Omnibus Incentive Plan, as the same shall be in effect from time to time (the “vTv Plan”); (ii) subject to the Executive’s continued services hereunder, each such grant will vest and, if applicable, become exercisable with respect to 33.33% of the shares of Common Stock subject thereto on each of the first three anniversaries of the applicable grant date, and (iii) the award will have other customary terms and conditions as are consistent with the vTv Plan and with applicable law; provided, that, if vTv does not consummate an IPO within six (6) months after the date of this Agreement, then neither the IPO Grant nor any Equity Bonus shall vest or, if applicable, become exercisable in respect of any shares of Common Stock subject thereto.

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3.2.3                    IPO Grant. In connection with the consummation of an initial public offering of Common Stock (such initial public offering, the “IPO”), and subject to the Executive’s continued employment with the Company or any of its Affiliates under this Agreement at the time of the pricing of such IPO, vTv shall grant to the Executive a one-time IPO success grant of options (the “IPO Grant”) to acquire, at a price per share equal to the price per share at which shares of Common Stock are sold to the public in the IPO, a number of shares of Common Stock representing 0.35% of the outstanding shares of Common Stock, based on (1) the exchange for shares of Common Stock of all shares of Class B common stock, par value $0.01 per share, of vTv, together with corresponding units of membership interest in the Company; and (2) the number of shares of outstanding Common Stock indicated as outstanding following the IPO in the preliminary prospectus of vTv relating to the IPO that is initially printed for the “road show” conducted in connection with the IPO (the “Red Herring Prospectus”), treating all shares of Common Stock issuable under the vTv Plan as not outstanding.

3.3              Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers; provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Board.

3.4              Vacation. During the Term, the Executive shall be entitled to a vacation period or periods of four (4) weeks during any calendar year taken in accordance with the vacation policy of the Company during each year of the Term.

3.5              Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called “fringe” benefit plan which the Company provides to its executive employees generally, which benefits may be amended, modified or terminated in the Company’s sole discretion.

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4.	Termination.

4.1              Death. If the Executive dies during the Term, the Term shall terminate forthwith upon the Executive’s death. The Company shall pay to the Executive’s estate: (i) any Base Salary earned but not paid; (ii) a Pro Rata Cash Bonus (defined below), payable at the time and in the manner that Cash Bonuses are paid to other executives receiving such bonus payment; and (iii) Cash Bonus for the year prior to the year in which the Executive dies if at the time of death the Executive has earned a Cash Bonus payment for such prior year and has not yet been paid such Cash Bonus, which prior year Cash Bonus will be paid at the time and in the manner such prior year Cash Bonus is paid to other executives receiving such prior year Cash Bonus. The Executive shall have no further rights to any compensation or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to his death, or as is earned, vested, or accrued by virtue of his death. “Pro Rata Cash Bonus” shall mean a pro-rata portion of the Cash Bonus granted to the Executive for the year in which the date of termination occurs equal to a fraction, the numerator of which is the number of calendar days during such year through (and including) the date of termination and the denominator of which is 365, with such pro-rata portion earned in an amount based on the degree to which the applicable performance goals are achieved for the entire year in which the date of termination occurs.

4.2              Disability. If, during the Term the Executive is unable to perform his duties hereunder due to a physical or mental incapacity for a period of 6 months within any 12 month period (hereinafter a “Disability”), the Company shall have the right at any time thereafter to terminate the Term upon sending written notice of termination to the Executive. If the Company elects to terminate the Term by reason of Disability, the Company shall pay to the Executive promptly after the notice of termination: (i) any Base Salary earned but not paid, (ii) a Pro Rata Cash Bonus paid at the time and in the manner such Cash Bonus is paid to other executives receiving such bonus payment; and (iii) a Cash Bonus for the year prior to the year in which the Executive is terminated if at the time of termination the Executive has earned a Cash Bonus payment for such prior year and has not yet been paid such Cash Bonus, which prior year Cash Bonus will be paid at the time and in the manner such prior year Cash Bonus is paid to other executives receiving such prior year Annual Cash Bonus, in each case less any other benefits payable to the Executive under any disability plan provided for hereunder or otherwise furnished to the Executive by the Company. The Executive shall have no further rights to any compensation or any other benefits under this Agreement except to the extent already earned and vested as of the day immediately prior to his termination by reason of Disability, or as earned, vested, or accrued by virtue of his Disability.

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4.3              Cause. The Company may at any time by written notice to the Executive terminate the Term for “Cause” (as defined below) and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination. For the purposes of this Agreement, “Cause” means: (i) continued neglect by the Executive of the Executive’s duties hereunder, (ii) continued incompetence or unsatisfactory attendance, (iii) conviction of any felony, (iv) violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of the Company, (v) willful misconduct by the Executive in connection with the performance of any material portion of the Executive’s duties hereunder, (vi) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (vii) breach of any provision of this Agreement, including any non-competition, non-solicitation and/or confidentiality provisions hereof, (viii) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (ix) failure to comply with a reasonable order, policy or rule that constitutes material insubordination, (x) engaging in any discriminatory or sexually harassing behavior, or (xi) using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of the Company or any of its Subsidiaries or Affiliates or while working or representing the Company or any of its Subsidiaries or Affiliates. A termination for Cause by the Company of any of the events described in clauses (i), (ii), (iv), (ix), (x) and (xi) shall only be effective on 15 days advance written notification, providing the Executive the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of the Executive for Cause immediately.

4.4              Termination by Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by the Executive for Good Reason (as defined below), the Term shall terminate and the Executive shall receive: (i) as severance pay, an amount equal to one times the Base Salary payable in installments in accordance with the Company’s normal payroll practices, (ii) continuation for a 12-month period following the date of termination of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination (provided that the Company shall not be required to pay any portion of the premium if such payment would result in penalty taxes imposed on the Company), (iii) a Pro Rata Cash Bonus (provided, that, if the Executive’s employment is terminated pursuant to this Section 4.4 on or within twelve (12) months following a Change-in-Control (as such term is defined in the vTv Plan), the Executive shall receive, instead of a Pro Rata Cash Bonus, payment of his Target Cash Bonus) paid at the time and in the manner such Cash Bonus is paid to other executives receiving such bonus payment, and (iv) a Cash Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the Executive has earned a Cash Bonus payment for such prior year and such Cash Bonus has not yet been paid, which prior year Cash Bonus will be paid at the time and in the manner such prior year Cash Bonus is paid to other executives receiving such prior year Cash Bonus. The Executive shall have no further rights to any compensation or any other benefits under this Agreement. For purposes of this Agreement, “Good Reason” means, without the advance written consent of the Executive: (i) a reduction in Base Salary, (ii) a material and continuing reduction in the Executive’s responsibilities or (iii) if on or during the 12 month period following a Change- in-Control, the Executive is required to relocate to a principal place of employment which increases his one way commute by more than 50 miles; provided, that, a termination by the Executive for Good Reason under clauses (i), (ii) or (iii) shall be effective only if the Executive provides the Company with written notice specifying the event which constitutes Good Reason within thirty (30) days following the occurrence of such event or date the Executive became aware or should have become aware of such event and the Company fails to cure the circumstances giving rise to Good Reason within 30 days after such notice.

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4.5              Termination by the Executive other than for Good Reason. The Executive is required to provide the Company with 30 days’ prior written notice of termination to the Company. Subject to Section 4.4, upon termination of employment by the Executive, the Term shall terminate and the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (including any Base Salary or Cash Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination.

4.6              Release. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4 are conditioned upon and subject to the Executive’s execution of a general waiver and release (for the avoidance of doubt, the Restrictive Covenants shall survive the termination of this Agreement), in such form as may be prepared by the Company of all claims, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement. Notwithstanding anything to the contrary, the severance payments and benefits are conditioned on the Executive’s execution, delivery and nonrevocation of the general waiver and release of claims within fifty-five (55) days following the Executive’s termination of employment (the “Release Condition”). Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 4.7.2 below) provided that the Release Condition is satisfied.

4.7              Section 409A.

4.7.1                    This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code,” and such section, “Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.

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4.7.2                    To the extent the Executive would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that, if paid during the six (6) months beginning on the date of termination of the Executive’s employment, would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided to the Executive on the earlier of the first day following the six (6) month anniversary of the Executive’s termination of employment or death.

4.7.3                    Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

4.7.4                    Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

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5.	Restrictive Covenant Acknowledgments; Reasonableness.

The Executive acknowledges that (i) his employment and job duties for the Company, including under this Agreement, have resulted and will continue to result in the Executive’s access and exposure to, and familiarity with, Confidential Information (as such term is defined in Section 9 of this Agreement) and that the disclosure or unauthorized use of such Confidential Information by the Executive will injure the Company’s business; (ii) the Company’s business would suffer great competitive harm if its Confidential Information should be disclosed to its competitors or to the general public, and the Company would also suffer great harm if the Executive were to exploit the relationships which have been established with the Company’s customers for the benefit of a competitor; (iii) the Company is entering into this Agreement in order to prevent the disclosure of trade secrets and other competitively sensitive information relating to the Company’s business, and in order to facilitate and induce the disclosure of Confidential Information among employees of the Company with the assurance that such information will not be used in unfair competition against the Company; (iv) he has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement; and (v) that the covenants set forth in Sections 6 through 12 of this Agreement are reasonable in terms of duration, scope and area restrictions and are necessary for the protection of the legitimate business interests of the Company and its Affiliates. If, at the time of enforcement of such covenants, a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the Executive and the Company agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the covenants to cover the maximum period, scope and area permitted by applicable law. For purposes of Sections 5 through 10, 12, and 13 of this Agreement, the term “Company” shall include the Company, its Subsidiaries and its Affiliates.

6.	Covenants Relating to Ownership of Notes, Records and Documents.

All memoranda, notes, records and other documents (and copies thereof), whether in hard copy or electronic format, made or compiled by the Executive or made available to the Executive during his employment concerning the business of the Company, including, without limitation, all technical or scientific data, ideas, intellectual property, records, notes, experiment books, bidding data and other technical material of the Company shall be the Company’s property; provided, that, the Executive shall be entitled to keep a copy of this Agreement and compensation and benefit plans to which the Executive is entitled to receive benefits thereunder. All such property shall be delivered to Company on the date of termination of the Executive’s employment or upon request at any time by the Company, regardless of whether such property contains Confidential Information.

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7.	Non-Solicitation Covenants.

7.1              During (i) the Executive’s employment with the Company and (ii) for a period of three (3) years following termination of the Executive’s employment for any reason (the “NS Restricted Period”), the Executive shall not, directly or indirectly, solicit, divert or take away (or attempt to solicit, divert or take away) the business of any client, customer or supplier of the Company (each such party, a “Restricted Party”) or encourage any Restricted Party to cease doing business with the Company or to reduce the amount of business such Restricted Party does with the Company.

7.2              Executive shall not, for the duration of the NS Restricted Period, directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) any person who (i) is an employee of, or consultant then under contract with, the Company or (ii) who was an employee of, or consultant with, the Company within the six-month period preceding such solicitation, to cease employment with, or the provision of services to, the Company.

8.	Noncompetition Covenant.

In support of the Executive’s commitment to maintain the confidentiality of the Company’s Confidential Information, (i) during the Executive’s employment with the Company and (ii) for a period of two (2) years following termination of the Executive’s employment for any reason (the “NC Restricted Period”), the Executive shall not, directly or indirectly, (a) enter the employ of, or render services to (including as a salesperson, consultant or in strategic planning role), any “Competing Business” within the “Territory” (as such terms are defined below), (b) engage in any Competing Business within the Territory for his own account, or (c) become interested in a Competing Business within the Territory as a partner, shareholder (whether or not a controlling shareholder), director, officer, principal, agent, trustee, or in any other relationship or capacity. For purposes of this Agreement, “Competing Business” shall be defined as any business that engages in clinical research in drug development; provided, however, that this definition shall only apply to clinical research and development activities which involve products and services similar to those provided by the Company during the Term or which, during the Term, the Company anticipates providing; provided, that, as applied to conduct by the Executive following the Term, a Competing Business shall only include such activities that the Company was engaged in, or that the Company anticipated engaging in, as of the last day of the Term. For purposes of this Agreement, “Territory” shall be defined as each and all of the geographic areas and locations where (x) the Company carries on or transacts its business, (y) the Company sells or markets its products or services, or (z) the Company’s customers are located.

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9.	Covenant Not to Disclose Confidential Information.

The Executive agrees that he has not and shall not, at any time during or after the Term, use, reveal or divulge (i) any trade secrets (as defined under applicable state law), (ii) any other confidential information, including business plans, customer information, formulae, financial information, pricing information, technical scientific data, technical processes clinical or pre-clinical data, protocols, research projects, results, information technology programs or processes, database, or other information which the Company deems to be confidential or commercially sensitive, or (iii) any material confidential information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive heretofore or hereafter (clauses (i) through (iii), collectively, “Confidential Information”).

10.	Non-disparagement Covenant.

Executive agrees that, during the Executive’s employment with the Company and at all times thereafter, the Executive shall not issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the customers, employees, directors, managers, officers, products, partners, shareholders or services of the Company; provided, that, nothing herein shall prohibit the Executive from providing truthful testimony if such testimony is required by law.

11.	Inventions Covenant.

11.1          During the course of employment, the Executive agrees to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulae, processes, algorithms, compositions of matter, computer software programs, databases, mask works, and trade secrets (“Inventions”) that the Executive makes or conceives or first reduces to practice or creates, either alone or jointly with others, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets.

11.2          The Executive understands that, under copyright laws, any copyrightable works prepared by the Executive within the course and scope of his employment is “works for hire.” Consequently, the Company will be considered the author and owner of such works.

11.3          The Executive agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by the Executive for the Company, or (c) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company. The Executive hereby assigns and agrees to transfer to the Company any and all intellectual property, including all intellectual property rights, registrations, trade secrets rights as well as worldwide rights in any intellectual property or other forms of protection.

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11.4          The Executive also waives and agrees never to assert any “Moral Rights” the Executive might have in or with respect to any Invention even after the Executive leaves the Company. “Moral Rights” means any right (or similar right existing under the judicial or statutory law of any country or treaty) to claim authorship of any Invention, to object or prevent modification of any Invention, or to withdraw from circulation or to control the publication distribution of any Invention.

11.5          The Executive agrees to execute, acknowledge, make and deliver to Company or its attorneys, without additional compensation, but without expense to the Executive, any and all instruments, including, without limitation, United States and foreign patent applications, trademark and copyright applications, applications for securing, protecting or registering any property rights embraced within this Agreement, powers of attorney, assignments, oaths or affirmations, supplemental oaths and sworn statements, and to do any and all lawful acts that, in the judgment of the Company or its attorneys, may be necessary or desirable to vest in or secure for, or maintain for the benefit of, the Company, adequate patent and other property rights in the United States and all foreign countries with respect to any and all such Inventions.

11.6          The Executive has attached hereto a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Executive represents that there are no such Prior Inventions. The Executive agrees that he will not incorporate, or permit to be incorporated, any Prior Invention owned by the Executive or in which he has an interest into a Company product or process without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of the Executive’s employment, the Executive incorporates into a Company product or process a Prior Invention owned by the Executive or in which he has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product or process.

12.	Property of the Company.

The Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, and the Executive hereby agrees that said property shall remain the exclusive property of the Company, and the Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Company’s customer and supplier lists, contract forms, books of account, computer programs and similar property. The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages) and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. The Executive further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel without notice.

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13.	Remedies.

13.1          The Executive and the Company agree and acknowledge that any breach or threatened breach of this Agreement by the Executive would result in continuing material and irreparable harm and injury to the Company and/or its Affiliates, and because either (i) money damages will not provide an adequate remedy to the Company or (ii) it would be difficult or impossible to establish the full monetary value of such damages, the Company shall be entitled to equitable relief (including, without limitation, specific performance, account for profits, or injunctive relief) in the event of the Executive’s breach or threatened breach of this Agreement. Any equitable relief is in addition to any other available remedy, including, damages. In connection with the bringing of any legal or equitable action for the enforcement of this Agreement, the Company shall be entitled to recover, regardless of whether the Company seeks equitable relief, and regardless of the nature of the relief afforded, such reasonable attorneys’ fees and expenses as the Company may incur in such legal action.

13.2          In addition to any other remedy which may be available (i) at law or in equity or (ii) pursuant to any other provision of this Agreement, the continued payments by the Company of Base Salary and the regular premium for group health benefits pursuant to Section 4.4 (as modified by Section 2.2, if applicable) will cease as of the date on which such violation first occurs. In addition, if the Executive breaches any of the Restrictive Covenants and the Company obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

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14.           Executive Representation. The Executive hereby represents and warrants that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate, or cause a default under any agreement, contract, or instrument to which the Executive is a party or any judgment, order, or decree to which the Executive is subject and (ii) the Executive is not a party or bound by any other employment agreement, noncompetition agreement, or confidentiality agreement with any other person or entity, other than the Company. The Executive further represents that he shall provide a copy of this Agreement to any new employer during the Term and for three (3) years thereafter and that the Company shall have a right to provide a copy of this Agreement to any new employer of the Executive during such period.

15.	Notices.

All notices, requests, consents, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

vTv Therapeutics LLC
4170 Mendenhall Oaks Pwky
High Point, NC 27265
Attention: Chief Executive Officer

If to vTv, to:

vTv Therapeutics Inc.
4170 Mendenhall Oaks Pwky
High Point, NC 27265
Attention: Chief Executive Officer

If to the Executive, to:

Such address as shall most currently appear on the records of the Company.

16.	Governing Law; Dispute Resolution.

16.1          It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

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16.2          Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

16.3          Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 15 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

17.	General.

17.1          JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

17.2          Continuation of Employment. Unless the parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment “at will” and shall not be deemed to extend any of the provisions of this Agreement, and the Executive’s employment may thereafter be terminated “at will” by the Executive or the Company and the Executive will be entitled to fringe benefits which the Executive is eligible to receive for so long as the Executive continues to be employed with the Company and the Executive shall be eligible for severance in accordance with the terms of the Company’s severance policy then in effect. Notwithstanding the foregoing, the Executive shall be subject to the Restrictive Covenants set forth in Sections 6 through 12 of this Agreement for the NC Restricted Period, the NS Restricted Period, the Reduced NC Restricted Period, or such other duration specified in the section of this Agreement applicable to such Restrictive Covenant, as applicable.

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17.3          Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17.4          Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive’s employment by the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive’s employment by the Company and its Affiliates including, without limitation, effective as of the Effective Date, and any severance, retention, change in control or similar types of benefits. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. The parties hereto understand and agree that, with respect to conduct occurring during and following the Term, the covenants in Sections 5 through 13 of this Agreement shall apply and with respect to conduct occurring prior to the Term, the covenants in the Noncompetition, Nonsolicitation, and Nondisclosure Agreement by and between the Executive and the Company, dated as of June 15, 2015, shall apply, such agreement not being superseded or voided in respect of its applicability to any such conduct.

17.5          Assignment; Successors. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any Affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets. For the avoidance of doubt, the Company may assign this Agreement to vTv in connection with any internal reorganization or the IPO.

17.6          Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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17.7          Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.	Subsidiaries and Affiliates.

18.1          As used herein, the term “Subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “Affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

[Remainder of Page Intentionally Left Blank]

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ANNEX A

Amber Road, Inc. (publicly traded software company)

Metabolon, Inc. (privately held medical diagnostics company)

A-1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VTV THERAPEUTICS LLC

By:	/s/ Stephen Holcombe
Name: Stephen Holcombe Title: President and Chief Executive Officer

For purposes of Sections 3.2.2 and 3.2.3 hereof, only:

VTV THERAPEUTICS INC.

By:	/s/ Stephen Holcombe
Name: Stephen Holcombe Title: President and Chief Executive Officer

/s/ Rudy Howard
RUDY HOWARD